ALEXANDER & BALDWIN, INC.
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                  AMENDMENT NO. 2
                                  ---------------



         The Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan (the "Plan") is hereby amended, effective as of February 26, 2004, in the following respects:

         1. Paragraph A of Section III ("STOCK SUBJECT TO THE PLAN") of Article One of the Plan is hereby amended in its entirety to read as follows:

                  "A. The stock issuable under the Plan shall be shares of the Corporation's common stock, without par value ("Common Stock"). Such shares may be made available from authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Corporation and held as Treasury shares. The aggregate number of issuable shares shall not exceed 480,000 shares, subject to adjustment from time to time in accordance with subparagraph D. below. Such share reserve includes the 350,000 share increase authorized by the Board on February 26, 2004, subject to stockholder approval at the 2004 Annual Meeting."

         2. Section I ("GRANT DATES") of Article Two of the Plan is hereby amended in its entirety to read as follows:

                  "Commencing with the 1999 Annual Shareholders Meeting and continuing in effect for each subsequent Annual Shareholders Meeting prior to the 2004 Annual Meeting, each individual who is at the time elected as a non-employee Board member shall automatically be granted, on the date of each of such Annual Shareholders Meeting, a non-qualified stock option to purchase 3,000 shares of Common Stock. Commencing with the 2004 Annual Shareholders Meeting and continuing in effect for each subsequent Annual Shareholders Meeting thereafter, each individual who is at the time elected as a non-employee Board member shall automatically be granted, on the date of each of such Annual Shareholders Meeting, a non-qualified stock option to purchase 8,000 shares of Common Stock."

         3. There is hereby added to Section II ("EFFECTIVE DATE AND TERM OF THE PLAN") of Article Three of the Plan, a new Paragraph C, to read as follows:

                  "C. No stock options granted under the Plan in respect of the 350,000 share increase authorized by the Board on February 26, 2004, may be exercised in whole or in part prior to approval of such share increase by the Corporation's shareholders at the 2004 Annual Meeting. In addition, the number of shares of Common Stock subject to each automatic option grant made pursuant to Article Two shall not be increased from 3,000 shares to 8,000 shares of Common Stock unless such increase is approved by the Corporation's shareholders at the 2004 Annual Meeting."

         4. Except as modified by this Amendment No. 2, all the terms and provisions of the Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan (as previously amended) shall continue in full force and effect.

         5. If shareholder approval of this Amendment No. 2 is not obtained at the 2004 Annual Meeting, then this Amendment No. 2 shall terminate and be of no force or effect, and neither the 350,000-share increase to the Plan nor the increase to the number of shares of Common Stock subject to each automatic option grant made pursuant to Article Two of the Plan shall be implemented.

         IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment No. 2 to be executed on its behalf by its duly-authorized officers on this 26th day of February, 2004.


                            ALEXANDER & BALDWIN, INC.

                            By /s/ John F. Gasher
                               Its Vice President

                            By /s/ Alyson J. Nakamura
                                  Its Secretary